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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.       Name:  Van Kampen Equity Trust II

B.       Address of Principal Business Office (No. & Street, City, State, Zip
         Code):

                    1 Parkview Plaza
                    PO Box 5555
                    Oakbrook Terrace, IL 60181-5555

C.       Telephone Number (including area code):  630-684-6000

D.       Name and address of agent for service of process:

                    A. Thomas Smith III
                    Executive Vice President, General Counsel and Secretary Van Kampen Investments Inc.
                    1 Parkview Plaza
                    PO Box 5555
                    Oakbrook Terrace, IL 60181-5555

         Copies to:

                    Wayne W. Whalen, Esq.
                    Thomas A. Hale, Esq.
                    Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive
                    Chicago, Illinois 60606

E.       Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                           Yes:  X          No:

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the city of Oakbrook Terrace and State of Illinois, on the 1st day of April, 1999.

         Signature: Van Kampen Equity Trust II
                    ---------------------------
                        (Name of Registrant)    By:/s/ WESTON B. WETHERELL
                                                   --------------------------
                                                       Weston B. Wetherell
         Attest:  /s/ NICHOLAS DALMASO                 Trustee
                  -----------------------------
                      Nicholas Dalmaso
                      Trustee